Exhibit 99.1

FA Email

Subject: CNL Healthcare Properties II News: Sale of Final Assets Complete

March 4, 2020

FOR BROKER-DEALER AND RIA USE ONLY. Not for general use with the public.

Dear [First Name]:

We are pleased to announce that on Feb. 28, 2020, CNL Healthcare Properties II sold its two remaining properties to WP Crossings SR-FL Owner, LLC and WP Summer Vista SR-FL Owner, LLC — affiliates of Waypoint Residential LLC for $48.85 million.

•	Net sales proceeds after closing costs, repayment of related debt, prorations and other adjustments was approximately $42.1 million.

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Given the close of the sale, the company will execute on its Plan of Liquidation and Dissolution (the Plan) that will include, paying liquidation-related costs and making a liquidating distribution to shareholders. The estimated liquidating distribution could range between $8.80 to $9.83 per share, as opined on by Robert A. Stanger & Co., Inc.; however, the estimated amount could change based on market, economic, financial and other circumstances and conditions as of the date of the proxy statement filed July 10, 2019. The board of directors will ultimately determine and approve the liquidating distribution amount after taking into consideration the net sales proceeds, additional cash on hand and liquidation-related costs.

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After the board of directors approves a liquidating distribution, additional information will be shared, including a record date for shareholders entitled to receive the distribution, amount and timing of the payment.

•	As part of the Plan, the company is expected to file Articles of Dissolution prior to the end of March 2020.

•

The buyer, WayPoint Residential LLC, is a national real estate investment firm specializing in the rental housing sector. It acquires and develops conventional multifamily, purpose-built student housing, and senior housing properties across the United States. Since its inception in 2011, WayPoint has invested over $3.9 billion across those sectors. WayPoint is headquartered in Boca Raton, Florida and has regional offices in Atlanta, Georgia; Chicago, Illinois; Dallas, Texas; Denver, Colorado and Stamford, Connecticut.

For additional information about the sale, please read the Current Report on Form 8-K filed with the SEC on March 4, contact your sales representative directly or call CNL Client Services, 866-650-0650, option 2.

FOR BROKER-DEALER AND RIA USE ONLY. Not for general use with the public.

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, will, continues, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict. The reader should not place undue reliance on forward-looking statements.